Exhibit 99.1

FOR IMMEDIATE RELEASE Monday, August 31, 2015	For more information, contact: Brad Pogalz (952) 887-3753

DONALDSON ACQUIRES ENGINEERED PRODUCTS COMPANY,
MAKER OF FILTER MINDER® INDICATORS AND SENSORS

MINNEAPOLIS (August 31, 2015) – Donaldson Company, Inc. (NYSE: DCI), a global leader in engine filtration, announced today that it has acquired 100 percent of the shares of Engineered Products Company, a leading designer and manufacturer of indicators, gauges, switches and sensors for engine air filtration and liquid filtration systems.

Founded in 1977 and based in Waterloo, Iowa, Engineered Products generates annual sales of approximately $9 million through its well-known Filter Minder® brand. Filter Minder® products connect to air and fuel filtration systems to measure, indicate and predict remaining filter life.

“The acquisition of Engineered Products supports our strategy of technical leadership in filtration products for both our OEM Customers and their end users of our filters,” said Tom Scalf, Donaldson’s Senior Vice President for Engine Products. “We see an increasing need for measuring and monitoring filter life in diesel powered equipment, and communicating filter status information visually, electronically and remotely as vehicles become increasingly connected with fleet management systems. The information from Filter Minder® products helps equipment operators maximize the performance and uptime of their equipment, and plan their filter changes.”

Miscellaneous

Donaldson has completed the acquisition, and the revenue from Engineered Products will be reported in Donaldson’s Engine Products Segment. For more information about Donaldson, please visit the Company’s Investor Relations site at IR.Donaldson.com.

The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and is making this cautionary statement in connection with such safe harbor legislation. This announcement contains forward-looking statements, including, without limitation, forecasts, plans, trends, and projections relating to our business and financial performance and global economic conditions, which involve uncertainties that could materially impact results. All statements other than statements of historical fact are forward-looking statements. These statements do not guarantee future performance.

Donaldson Company, Inc.

August 31, 2015

The Company wishes to caution investors that any forward-looking statements are subject to uncertainties and other risk factors that could cause actual results to differ materially from such statements, including but not limited to risks associated with: world economic factors and the ongoing economic uncertainty, the reduced demand for hard disk drive products with the increased use of flash memory, currency fluctuations, commodity prices, political factors, the Company’s international operations, highly competitive markets, governmental laws and regulations, including the impact of the various economic stimulus and financial reform measures, the implementation of our new information technology systems, information security and data breaches, potential global events resulting in market instability including financial bailouts and defaults of sovereign nations, military and terrorist activities, including political unrest in the Middle East and Ukraine, health outbreaks, natural disasters, and all of the other risk factors included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statements.

About Donaldson Company

Founded 100 years ago, Donaldson (NYSE: DCI) is a global leader in the filtration industry. The Company’s innovative filtration technologies improve people’s lives, enhance Customers’ equipment performance and protect the environment. More than 12,500 employees support Customers at 140 sales, manufacturing, and distribution locations. For more information, visit www.donaldson.com.

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